SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

MiMedx Group, Inc.

(Name of Registrant as Specified In Its Charter)

Parker H. Petit

David J. Furstenberg

Shawn P. George

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 4, 2019, Parker H. “Pete” Petit, David J. Furstenberg and Shawn P. George sent a letter (the “Letter”) to shareholders of MiMedx Group, Inc. and made the Letter available on their website, MiMedxBoardProxy.com. A copy of the Letter is attached herewith as Exhibit 1.

Exhibit 1

Dear Shareholders: We know you share our pleasure in the market’s favorable response to recent developments. We are excited about the upcoming 2018 Annual Meeting for the election three (3) Class II directors on June 17, 2019. As it relates to securing the June 17, 2019 date for the 2018 Annual Meeting, please know that while the City of Hialeah was the named Plaintiff and pursued the case vigorously in the face of stiff, prolonged opposition from the Company, one of the members of the Petit Slate supplied one of the initial affidavits supporting the City of Hialeah and later intervened in the action to lend further support to the City of Hialeah’s efforts. Additionally, two Petit Slate members were present in the courtroom for the hearing on the City of Hialeah’s motion for summary judgment and were prepared to speak in support of the motion. At this hearing, in spite of the Company’s extensive and expensive opposition efforts over many months, Judge Carroll ruled from the bench that the Company must conduct the 2018 Annual Meeting on June 17, 2019. Judge Carroll later entered an order confirming this ruling.

The Company never agreed to any  date to hold the 2018 Annual Meeting. If the Company’s approach had prevailed, this would have meant that the Class II directors on the currently entrenched board would have been granted an indefinite extension of their terms until the 2018 Annual Meeting was held and their successors elected. This intervention by a member of the Petit Slate, assisted Hialeah in combating the Company’s efforts to delay the 2018 Annual Meeting. You should judge for yourselves whether the 2018 Annual Meeting would be but two weeks away otherwise.

While the 2018 Annual Meeting is an important milestone, please keep in mind that the election to be held at the 2018 Annual Meeting will only address three (3) Class II directors. The other seven (7) seats will not be up for election then. The current board members who occupy those seats will continue to govern, or potentially be replaced, but not by shareholder action or consent, but by the Company, pursuant to a Cooperation Agreement between the Company and Prescience Point. Is this in your best interest? We think not.

This is why the Petit Slate continues to support Hialeah’s efforts to secure as soon as possible the 2019 Annual Meeting, which will address the three (3) Class III directors’ seats and allow shareholders to vote on who sits in them. It is also why the Petit Slate Proxy Card contains a Proposal requiring the Company to hold the 2019 Annual Meeting on August 19, 2019. It is only by controlling six seats of a ten seat board that it is possible to control a majority of the Board and deliver the changes we believe you want and deserve.

You may believe (and been encouraged by the Company and/or Prescience Point to believe) that this 2019 Annual Meeting will happen automatically if the Company’s Slate is elected at the 2018 Annual Meeting. This is untrue and incorrect for several reasons. First, the Company continues to oppose the claims in the second Hialeah lawsuit, the sole goal of which is to secure the setting of the 2019 Annual Meeting as soon as possible. A member of the Petit Slate is considering intervening in the second Hialeah lawsuit to provide support for a speedy 2019 Annual Meeting, if the Petit Proxy Proposal setting the 2019 Annual Meeting for August 19, 2019 does not pass.

While the Company recently agreed, by July 5, 2019, to set a date for the 2019 Annual Meeting, nothing in that stipulation requires the Company to hold the 2019 as early  as  possible, or before any specific date. Under Florida law, (the same Florida law which the Court found the Company violated in the first Hialeah lawsuit), the Company is required to hold an Annual Meeting every thirteen (13) months. With the 2018 Annual Meeting being held on June 17, 2019, we believe the Company will take the position that the 2019 Annual Meeting can take place on July 16, 2020 in contravention of the Articles of Incorporation's requirement that directors serve three-year terms, which ended on May 18, 2019 for the Class III directors. There is no indication of what date the Company will propose. If the Company is committed to a prompt 2019 Annual Meeting, please ask yourself why the Company: a) opposes the second Hialeah lawsuit; b) opposes, by urging you to vote “No” for the Petit Slate Proxy Proposal requiring that meeting in August 2019 so shareholders may vote on three more directors then; and c) has not offered a specific date in the immediate future for the 2019 Annual Meeting.

Please also note that the Cooperation Agreement between the Company and Prescience Point, does not specify any date for the 2019 Annual Meeting. In fact, the Cooperation Agreement is written in the alternative - that is, it provides multiple dates and trigger points if the 2018 and 2019 Annual Meetings and respective elections, are or are not held by certain dates AND, it makes plain that the Company intends to appoint certain directors as Class three directors within 5 days after the 2018 Annual Meeting, without waiting on shareholders to vote on these candidates, or the conduct of the 2019 Annual Meeting. Is this in your best interests? We don’t think so and believe you will agree it is not.

The Petit Slate is excited about the opportunity ahead and gratified by the expressions of support it has received recently from many, large long-term shareholders. We look forward to discussing our candidacy with you in the coming days and our exciting plans for disclosure of our nationally recognized and respected Class three director nominees.

Legend

Parker H. Petit (“Mr. Petit”), David J. Furstenberg, and Shawn P. George (collectively, the “Nominees” or the “Participants”) have filed a definitive proxy statement and supplement to the definitive proxy statement with the Securities and Exchange Commission (the “SEC”), along with an accompanying WHITE proxy card to be used in connection with the Participants’ solicitation of proxies from the shareholders of MiMedx Group, Inc. (the “Company”) for use at the Company’s 2018 annual meeting of shareholders. All shareholders of the Company are advised to read the foregoing proxy materials because they contain important information, including additional information related to the Participants. The definitive proxy statement and supplement and an accompanying proxy card will be furnished to some or all of the Company’s shareholders and are, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/ and at www.MiMedxBoardProxy.com.

Information about the Participants and a description of their direct or indirect interests by security holdings are contained in the definitive proxy statement on Schedule 14A filed by Mr. Petit with the SEC on May 28, 2019. This document can be obtained free of charge from the sources indicated above.